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Stock Option Exchange Offer

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Stock Option Exchange Offer

click on the links below to view the offer documents that comprise the RealNetwords Stock Option Exchange Offer:

• Offer to Exchange certain Outstanding Options for New Awards

• Election Form

• Launch Email from Michael Parham, our General counsel, dated 111312016 click on the links below to view additional information that you may find useful in connection with the RealNetworks Stock Option Exchange Offer:

• 1999 Stock Plan Document

• 2000 Stock Plan Document

• 2005 Stock Plan Document

• Form of Option Agreement under the 2005 Stock Plan Pursuant to Which New Options will be Grunted

• Form of cash-settled Stock Appreciation Right Agreement under Tue 2005 Plan Pursuant to Which SARs will be Granted

RealNetworks is giving our eligible employees and other service providers of RealNetworks and its subsidiaries the opportunity to exchange certain of their outstanding options granted under our 1996 Stock Option Plan, our 2000 Stock Option Plan or our 2005 Stock lncentive Plan with an exercise price per share That is at least $4.33 and greater thus the closing price of our common stock on the NADAQ Global Select Market on the day this offer expires, whether vested or unvested, for new options having an exercise price per share equal to the market closing price of RNWK on the new option grant date, which will be the day this offer expires.

However, if you are an Eligible Participant employed by or providing services to Beijing Rui Ao Shi Technology Co., Ltd. and subject to the People’s Republic of China’s State Administration of Foreign Exchange regulations, and decide to participate in this offer, you will be granted cashsettled stock appreciation rights.

For information on your eligible option grants, and to make your elections, click the “My Grants” page.

The RealNetworks Stock Option Exchange Offer expires

at 9:00 pm u.s. Pacific time on December 6, 2016 (unless the offer is extended).

If you have any questions, please contact:

stock@realnetworks.com

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Stock Option Exchange Offer

realnetworks, inc.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW AWARDS

ELECTION FORM

the offer expires at 9:00 p.m, u.s. pacific time, on December 6, 2016 unless the offer is extended current Date: 11-3-2016

Name: Test account email Address: stock@realnetworks.com

before completing and signing this election form, please make sure you received, read and understand the documents that comprise the Offer to Exchange Certain Outstanding Options for New Awards (the “offer”), including (1) the document titled Offer to Exchange Certain Outstanding Options for New Awards (referred to as the “Offer to Exchange”); (2) the Iaunch email from Michael Parham, our General Counsel, dated November 3, 2016, announcing this offer, and (3) the election form, together with its instructions (together, the “offer documents”). The offer is subject to the terms of these offer documents, as they may be amended. The offer provides Eligible Participants the opportunity to exchange Eligible Options for New Awards with a per share exercise price equal to the closing price of a share of RealNetworks’ common stock on the date the offer expires and with a different vesting schedule as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., U.S. Pacifc Time, on december 6, 2016, unless extended. Terms used on this webpage that are defined in the Offer to Exchange and otherwise not defined on this webpage have the same meaning as those defined terms in the Offer to Exchange PLEASE FOLLOW The INSTRUCTIONS ATTACHED TO THE ELECTION FORM VIA THE LINK BELOW.

In accordance with the terms outlined in the offer documents, if you elect to exchange on Eligible Option Grant pursuant to the offer, you will receive a New Award in the form of New Options, or with respect to ICP Participants, in the form of SARs (which are settled in cash through local payroll) Each New Award will cover the same number of shares that were subject to the Eligible Option grant that you elect to exchange as of immediately prior to being cancelled in the offer as described in Section 2 of the Offer to Exchange If you participate in this offer, you may exchange outstanding Eligible Options with a per share exercise price that is at least $4.33 and greater than the closing price of our common stock on the NASDAq Global Select Market as of the date the offer expires, granted to you on or before October 31, 2016 under our 2005 Stock Incentive Plan, 2000 Stock Option Plan, or 1996 Stock Option Plan. each an amended and restated (each referred to as a Plan(, that remain outstanding and unexercised as of the Expiration date of the offer, currently expected to be 9:00 pm U.S Pacific time, on december 6, 2016. None of the shares subject to a New Award will be vested on the date the New Award is granted, regardless of whether the corresponding Eligible Option Grant cancelled in exchange for the New Award was partially or fully vested. The vesting schedule of the New Award will be subject to your continued service with us or our subsidiaries through each applicable vesting date as described in Section 9 of the Offer to Exchange. You will lose your rights to all Exchanged Options that are cancelled under the offer.

BY PARTICIPATING, you AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. Before

submitting your election below, you must review the instructions and you must acknowledge and agree to the Election Terms and Conditions.

To participate in the offer, you must complete and submit your election form via this RealNetworks offer website or via Stock Plan Administration by email or facsimile by 9.00 p m., U S. Pacific time, on December 6, 2016 (unless we extend the offer). We prefer that you submit your election form electronically via this offer website. However, if you are not able to submit your election form electronically via this offer website because you do not have access to the offer website for any reason (including lack of internet service) or as a result of technical failures of the offer website, or if you choose not to use the offer website process, you may print the election form attached to the launch email from Michael Parham our General Counsel, dated November 3, 2016, announcing this offer, properly complete, sign and date the election form, and return it to Stock Plan Administration via email or facsimile by 9.00 p m , U.S Pacific Time, on december 6, 2016 (unless we extend the offer). Only responses that are completed signed (electronically or otherwise( and actually received via the offer website or via our Stock Plan Administration by email or facsimile by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice. U.S or non-U.S mail (or other post) and federal Express (or similar delivery service(, are not permittedYou may change your mind after pox bane submitted an election form end change the Eligible Option Grants you elect to exchange pursuant to the offer, including withdrawing some or all of pour Eligible Option grants from the offer, ho submitting a new election format any time before the Expiration Gate. You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grants, all of poor Eligible Option Grants, or none of pour Eligible Option Grants You map change your mind an many times as you wish, but you will be bound by the last properly submitted election farm we receive by the Expiration Date.

If you would like to participate in this offer by submitting your election form via email or facsimile, please indicate pour election by checking one of the boxes net forth in the election form and completing and signing the election form Personalized information regarding pour Eligible Option Grants will be available in poor Eligible Option schedule via this offer website This Eligible Option Grants schedule will list pour Eligible Option Grants, the option number of poor Eligible Options, the grant date of pour Eligible Options, the current per share exercise price of your Eligible Options, and the total number of shares subject to each of pour Eligible Option grants (showing vested and unvested shares(. It pox are enable to access your Eligible Option schedule via this offer website, pox may contact our Stock Plan Administration by email of stock@realnetworks.com

Below are your current eligible options. Please make you exchange election by clicking the exchange or do not exchange button for each eligible option grant and then click submit.TE00001 7/7/2012 4,000 4,000 8.03 d,WO • Exchange you understand that this election, when timely and properly receined bp the Companp will neptune in its entirety any election you previously suhmioed,

Nanm’ Test Account

Countrp of Residence: _____________ -

SUBMIT THIS ELEC11ON NO LATER THAN 9:ao PM.. U.S. PACIFIC TIME.

ON DECEMBER 0.2016 IUNLESO THE OFFER IS EETENDEDI.

By clicking below, pox agree to the terms and cxndxixns uf the offer as described in the offer and related documents

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real networks

About the Offer 2005 plan document my grants change password

Stock Option Exchange Offer

real networks. inc.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW AWARDS

ELECTION FORM

the offer expires at 9.00 p.m, us. pacific time, on December 6, 2016, unless the offer is extended current Date: 11-3-2016

name: Test account email Address: stock@realnetworks.com

before completing and signing this election form, please make sure you received, read and understand the documents that comprise the offer to exchange certain outstanding option for new awards (the”offer”), Including (1) the document titled offer to exchange certain outstanding options for new awards (refered to as the “offer to exchange”): (2) the launch email from Michael perharm, our general counsel dated november 3, 2016, announcing this offer, and (3) the election from together with its instructions (together, the “offer documents”). The offer is subject to the terms of these offer document, as they may be amended. The offer provides Eligible Participants the opportunity to exchange Eligible Options for New Awards with a per share exercise price equal to the closing price of a share of RealNetworks’ common stock on the date the offer expires and with a different vesting schedule as set forth in Section 2 of the offer to Exchange. This offer expires at 9”00 p.m., U.S. Pacific Time, on December 6, 2016, unless extended. Terms used on this webpage that are defined in the offer to exchange and otherwise not defined on this webpage have the same meaning as those defined terms in the offer to exchange. Please follow the instructions attached to the election form via the link below.

In accordance with the terms oxttined in the offer docaments, it you elect to exchange an Eligible Option Grant pumxaot to the offer, you wilt receive a New Awurd is tI i s (which are neff led is cash through local payroll) Each 5n - Ot ie Option Orust that you elect to exchange us of immediatel’ www.xquioyfool.com Exchange If you participate in this offer, you may exchange it d d h I d d 3t3 asd greater than the closing price of our common stock onr ft t

2016 under our 25 lb Stock In betxre rxbmioing your xlxcnixn. cended and restated (each referred to usa Plun(, that ren: ytly expected to be 6:00 pm

U.S Pacihc time, os Oocxmtn OK ‘ Jatx the New Award is granfod,

regardless of whether the con J s pauially or fxlly xested. The nesting schedule of the New c pgh each applicable nesting

duteasdescdbedin Section h”—

offer

BY PARTICIPATING, YU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS. Before

aahmioina pour election below, pou must review the isstrachons and poa must acknowtedae and aaree to the Election Terms and Conditions

To participate in the offer, you must comptxtx and submit pour election form nia this RxalNxtwxrks offer wxbsifx or xia Stock Plan Administration by omail or facsimile by 0.00 p m., U S. Pacihc limo, on Oxcxmbxr 6, 2016 (anIons we extend the offer). Wv prxfor that you sxbmit yoxr electron form electronically nia this xffer website. Howexer, if you are not able to submit pour election form electronically xia this offer website because you do not bane access to the offer website for any reuson (including luck of internet semice( or as a result of technicul failures of the offer website, or if you choose not to use the offer website process, you map print the election form affuched to the bunch email from Michael Parhum our General Counsel, dated November 3, 2116, announcing this offer, propedy complete, sign and dote the election form, and return d to Stock Plan Administration nia email or facsimile by 960 p m , U.S Pocihc Time, on Oxcember 0, 2016 (unless we extend the xffer(. Onty responses thut ore completed signed (electronically or xthermise( and actually receixed via the offer website or xia our Stock Plan Administration by email or facsimile by the deadline will be accepted. Responses sxbmiffxd by any other means, including hand delixery, interoffice. U.S or nov-U.S mail (or other post) and Fxdxral Express (or similar dxlixxrp sxrxice(, ore not pormiled

You may change pour mind affer you bane submiffed an election form and change the Eligible Option Grants you elect to exchange pursuant to the offer, including withdrawing some or all of pour Eligible Option Orants from the offer, by submiging o new election format any time before the Expiration Oate. You may elect to exchange additional Eligible Option Grants, fewer Eligible Option Grunts, all of your Eligible Option Grants, or none of your Eligible Option Grants You may change your mind as many times as you wish, but you wilt be bosnd by the last property submitted election form we receive by the Ecpiration Date.

If you would like to participate in this offer by submifting your election form via email or facsimile, please indicale your election by checking one of the boxes net forth in the election form and completing and signing the election form Pemxnal:zed information regarding your Eligible Option Grunts will be anailable in your Eligible Option schedule xia this offer website This Eligible Option Grants schedule will list your Eligible Option Grants, the option number of your Eligible Options, the grant date of pour Eligible Options, the current per shore exercise price of yxur Eligible Options, and the total number of shares subject to each of pour Eligible Option Oronts (showing xested and onxesfed shares(. It you are unable to access yoxr Eligible Option schedule nia this xffer websde, you may contact oxr Stock Plan Administratixo by xmail at stockffrexlnetworkn.Eum

Scram are your oari’enf eyg/bte ophoon.

Pleane mahe poor exchaxge etexhxv by xuohivg Ow “Exchange” or “Ox Nor Exchange” bxxxx for each Etrgrbte Oybxo Gravf avd they ouch Sabmd.

Etgible Orant Date of Etgibfn Eligible Opbxns Exercise Price of Eligible Number of New Make ONE Elechon for each eliffibin

Ophon Grunt 6 , Ophon VnstndUnuvsred Total Optians Optons grant

TE00001 7/7/2012 4,000 4,000 8.03 4,000• Exchange

Ova anderstand that this elennion, when timelp and properly receined by the Company will replane in its entirety any elecnion yoa prenioosly sabmined,

Sarrm’ Test Account

Country of Residence: _____________ -

SUBMIT THIS ELEC11ON NO LATER ThAN 9:00 PM.. U.S. PACIFIC TIME.

ON DECEMBER 0.2016 IUNLESO THE OFFER IS EETENDEDI.

By clicking below, pox agree to the terms and cxndxixns of the offer as described in the offer and related dxxxments

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Stock Option Exchange Offer

REALNETWORKS, INC.

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. To participate in the offer, you must complete and deliver an election form.

If you choose to participate in this offer, a properly completed, signed (electronically or otherwise) and dated election form must be received via the RealNetworks offer website or via Stock Plan Administration by email or by facsimile by the expiration date- All Eligible Participants can access the offer website at http://wwwequitytool.com/realnetworks and view information with respect to the offer, the offer documents, and their Eligible Options.

To submit your election form, you must do one of the following by the expiration date, currently expected to be 9:00 pm., U.S. Pacific Time, December 6, 2016:

Elections via Offer Website

1. To submit an election via the offer website, click on the link to the offer website in the email you received from Michael Parham, our General counsel, dated November 3, 2016, announcing this offer or go to the offer website at

http://www.equitytool.coni/realnetworks.

2. Log into the offer website using the login instructions provided to you in the email you received on November 3, 2016.

3. After logging into the offer website, go to the “My Grants’ page where you will find personalized information with respect to each Eligible Option you hold, including:

• the option number of the Eligible Option;

• the grant date of the Eligible Option;

• the total number of shares subject to the Eligible Option, showing shares vested and unvested; and

• the current per share exercise price of the Eligible Option.

4. Select the Instructions link to review the instructions for completing your election and select the “Yes” button when you have completed your review. If you select the No” button, you will not be permitted to submit your election. Select the appropriate box next to each of your Eligible Option Grants to indicate your choice whether to exchange your Eligible Options in accordance with the terms of this offer

5. If you are satisfied with your elections, continue to the Terms and conditions link, Select the”Yes” button to agree to the Terms and conditions. If you do not agree to the Terms and conditions by selecting the “No” button, you will not be permitted to submit your election. click the “Submit” button to submit your election.

If you have reviwed the instructions displayed above, click Yes. Otherwise, click No.

Yes No

Stock Option Exchange Offer

Terms used in on this webpage that are defined in the Offer to Exchange and otherwise not defined on this webpage have the same meaning as those defined terms in the Offer to Exchange.

Election Terms & Conditions

1. I agree that my decision to accept or reject the offer with respect to some or all of my Eligible Option Grants is entirely voluntary and is subject to the terms and conditions of the offer.

2. I understand that I may change my election at any time by completing and submitting a new election form no later than 9:00 p.m. U.S. Pacific Time, on December 6, 2016 (unless the offer is extended), and that any election form submitted and/or received after such time will be void and of no further force and effect.

3. If my employment or other service with RealNetworks or any subsidiary terminates before the offer expires, I understand that I will cease to be an Eligible Participant under the terms of the offer and any election that I have made to exchange any of my options pursuant to the offer will be ineffective. As a result, none of my options will be exchanged under the offer and I will not receive New Awards.

4. I understand and agree that my employment or other service relationship with RealNetworks or any of its subsidiaries will be considered terminated effective as of the date that I am no longer actively providing services to RealNetworks or any of its subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or service agreement, if any), and unless otherwise expressly provided in the offer or determined by RealNetworks, my right to receive New Awards pursuant to the offer or to vest in the New Awards received in the offer, if any, will terminate as of such date and will not be extended by any notice period mandated under local law (e.g., my period of service would not include any contractual notice period or any period of "garden leave" or similar period mandated under employment laws in the jurisdiction where I am employed or rendering services or the terms of my employment or service agreement, if any); RealNetworks will have the exclusive discretion to determine when I am no longer actively providing services for purposes of the offer and the grant of New Awards pursuant to the offer (including whether I may still be considered to be providing services while on a leave of absence). RealNetworks also will have the exclusive discretion to determine whether my principle work location remains an Eligible Country through the New Award Grant Date.

5. I acknowledge that any New Awards granted pursuant to the offer will have a different vesting schedule than the Eligible Option Grants cancelled in exchange, that the first vesting date for New Awards received in exchange for vested Eligible Options is scheduled to occur no earlier than the six-month anniversary of the date that the New Awards are granted, and that the first vesting date for New Awards received in exchange for unvested Eligible Options is scheduled to occur no earlier than one year after the New Awards are granted.

6. I agree that all decisions with respect to future grants under any RealNetworks equity compensation plan will be at the sole discretion of RealNetworks.

7. I agree that: (i) the offer is established voluntarily by RealNetworks, is discretionary in nature and may be modified, amended, suspended or terminated by RealNetworks, in accordance with the terms set forth in the offer documents and applicable law, at any time prior to the expiration of the offer; (ii) RealNetworks, at its discretion, may refuse to accept my election to participate; and (iii) the offer is an exceptional, voluntary and one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers, even if offers have been made in the past.

8. I agree that the New Awards, and the income from and value of same: (i) are not intended to replace any pension rights or compensation; and (ii) are not part of normal or expected compensation for the purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

9. If I am an ICP Participant and I participate in the offer, I agree that I will receive a SAR award in exchange for any Exchange Option award, and I will not receive any New Options. I understand that each award of SARs represents the right to receive a cash payment upon exercise, through local payroll, in an amount equal to the product of the number of shares exercised under the award, multiplied by the excess (if any) between the fair market value of a share underlying the SAR on the exercise date over the per share exercise price of the SAR award (less any applicable tax or other required withholdings).

If you acknowledge and agree with the terms and conditions stated above and as set forth in the offer documents comprising the offer, click Yes. Otherwise, click No.

Yes No

RealNetworks Stock Option Exchange Offer Confirmation

RealNetworks, Inc
Stock Option Exchange Offer

Election Confirmation Statement

Current Date: 11-3-2016 — **Confirmation #: 4-78176627**
Name: Test Account — **Email Address:** stock@realnetworks.com

RealNetworks, Inc. ("RealNetworks" or the "Company") has received your election by which you elected to accept or reject RealNetworks' Offer to Exchange Certain Outstanding Options for New Awards (the "offer") with respect to some or all of your outstanding Eligible Options Grants, subject to the terms and conditions of the offer.[1]

Eligible Option Grant #	Grant Date of Eligible Option	Eligible Options			Exercise Price of Eligible Options	Number of New Options	Make ONE Election for each eligible grant
		Vested	Unvested	Total			
TE00001	7/7/2012	4,000	0	4,000	8.03	4,000	Do Not Exchange

If you change your mind, you may withdraw your election to accept or reject the offer with respect to some or all of your Eligible Option Grants by submitting a new, properly completed, signed and dated election form. The new election form must be delivered via the RealNetworks offer website or via Stock Plan Administration by email or facsimile no later than the Expiration Date of the offer, currently expected to be 9:00 p.m., U.S. Pacific Time, on December 6, 2016.

Only election forms that are properly completed, signed, dated and actually received by RealNetworks via the Company's offer website or via Stock Plan Administration by email or facsimile by the Expiration Date will be accepted. Election forms submitted by any other means, including hand delivery, interoffice or U.S. or non-U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have any questions, please direct them to stock@realnetworks.com.

Please note that RealNetworks' receipt of your election form is not by itself an acceptance of the Eligible Options for exchange. For purposes of the offer, RealNetworks will be deemed to have accepted Eligible Options for exchange that are validly tendered and not properly withdrawn as of when RealNetworks gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, email or other method of communication. RealNetworks' formal acceptance of the properly tendered Eligible Options is expected to take place shortly after the expiration of the offer.

This notice does not constitute the offer. The full terms of the offer are described in (1) the document titled Offer to Exchange Certain Outstanding Options for New Awards ("Offer to Exchange"); (2) the launch email from Michael Parham, our General Counsel, dated November 3, 2016; and (3) the election form, together with its associated instructions. You may access these documents through the U.S. Securities and Exchange Commission's website at www.sec.gov., on the RealNetworks offer website at https://www.equitytool.com/realnetworks or by contacting Stock Plan Administration by email at stock@realnetworks.com. Terms used in this notice that are defined in the Offer to Exchange have the same meaning as those defined terms in the Offer to Exchange.

IF you have any questions, please contact:
stock@realnetworks.com